EXHIBIT 99.1
Fastenal Company Reports 2016 Third Quarter Earnings
WINONA, Minn., October 11, 2016 (GLOBE NEWSWIRE) -- Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended September 30, 2016. Except for per share information, or as otherwise noted below, dollar amounts are stated in thousands.

Net sales (and the related daily sales), pre-tax earnings, net earnings, and net earnings per share (basic) were as follows for the periods ended September 30:

	Nine-month Period			Three-month Period
	2016	2015	Change	2016	2015	Change
Net sales	$3,014,089	2,946,394	2.3%	$1,013,122	995,250	1.8%
Business days	192	191		64	64
Daily sales	$15,698	15,426	1.8%	$15,830	15,551	1.8%
Pre-tax earnings	$608,907	647,815	-6.0%	$201,239	219,204	-8.2%
% of sales	20.2%	22.0%		19.9%	22.0%
Net earnings	$384,673	404,457	-4.9%	$126,925	136,494	-7.0%
Net earnings per share (basic)	$1.33	1.38	-3.6%	$0.44	0.47	-6.4%
BUSINESS UPDATE
Fastenal is a growth-focused organization and we constantly strive to make investments into the growth drivers of our business. These investments typically center on people. By adding more people over time, we add to our ability to interact with and to serve our customers from our local store and to back them up in some type of support role. In recent years this investment has also centered on more industrial vending devices to serve our customers’ needs on a 24 hours a day, 7 days a week basis.
The table below summarizes our store employee count and our total employee count at the end of the periods presented. This is intended to demonstrate the change in energy (or capacity). Later in this document we discuss the average full-time equivalent employee count to help explain the expense trends in more detail. The final two items below summarize our investments in industrial vending machines and in store locations.

					Change Since:
	Q3 2015	Q4 2015	Q3 2016		Q3 2015	Q4 2015
End of period total store employee count	13,527	13,961	13,097		-3.2%	-6.2%
Change in total store employee count					-430	-864

End of period total employee count	19,979	20,746	19,864		-0.6%	-4.3%
Change in total employee count					-115	-882

Industrial vending machines (installed device count)	53,547	55,510	60,400	(1)	12.8%	8.8%
Number of store locations	2,609	2,622	2,545		-2.5%	-2.9%
(1) In February 2016, we signed an agreement to lease a significant number of industrial vending lockers to one of our customers. As of September 30, 2016, we have deployed approximately 11,000 devices under this agreement. These devices do not generate product revenue and are excluded from the count noted above.
Several items worth noting with respect to our results:

(1)
During the last twelve months, we have reduced our headcount by 430 people in our stores and 115 people in total. We continue to add headcount where necessary to support our growth initiatives, notably our Onsite business (defined as dedicated sales and service provided from within the customer's facility). However, the continued softness of the North American industrial economy has caused us to more intensively scrutinize our full- and part-time staffing levels outside of these initiatives. Indeed, after increasing our total headcount every quarter during 2015, it has declined during every quarter of 2016.

(2)	We opened 35 and 13 stores in the first nine months of 2016 and 2015, respectively, and currently expect to open approximately 40 stores in total in 2016, which is an annual rate of approximately 2%.

(3)
We closed or consolidated 99 stores in the first nine months of 2016; about 90% of these stores were in close proximity to another Fastenal store, and about 85% had leases expiring within 18 months. We closed or consolidated 35 stores in the first nine months of 2015; about 75% of these stores were in close proximity to another Fastenal store, and about 85% had leases expiring within 18 months. The store closings in both periods did not have a meaningful impact on sales. We intend to continue evaluating markets for openings and for closures and consolidations in the remainder of 2016 and into 2017.

(4)
We continue to see a very strong pace of national account signings (defined as new customer accounts with a multi-site contract). In the first nine months of 2016 and 2015, we signed 144 and 131 new contracts, respectively. Beyond signings (or growth activities), we look at the health of our large customer market, and by extension our market place, by watching the trends of our top 100 customers. For several years beginning in 2011, the typical ratio of growth versus contraction in the sales of our top 100 customers was 3:1 (75 grew and 25 contracted). That performance has weakened in recent periods, more typically approximating 1:1 since the fourth quarter of 2015, including the third quarter of 2016 when 50 customers grew (31 with growth of 10% or more) and 50 customers contracted (28 with contraction of 10% or more).

(5)
We have continued to expand our Onsite business. Our goal is to sign 200 Onsite customer locations in 2016, and we signed 133 in the first nine months of 2016; 100 were operational as of September 30, 2016. All of the 80 Onsite customer locations we signed in 2015 were operational by the end of the second quarter of 2016.

(6)
We had converted most of our stores, approximately 1,900, to the CSP 16 (Customer Service Project 2016) format as of May 31, 2016 and have converted approximately 50 more as of September 30, 2016. This merchandising footprint involves expanded inventory placement at our store locations to enhance same-day capabilities.

(7)
The daily sales of our Canadian business, which grew about 4% in 'local currency' based on local business days during the fourth quarter of 2015, improved to about 7% growth in the first quarter of 2016. In the second quarter of 2016, this growth slid back to about 4%. However, the locations affected by the fires in Western Canada in May reduced our sales by approximately $1.1 million (approximately $850 thousand U.S. Dollars), which lowered the growth of our Canadian business in the second quarter by approximately one to two percentage points. In the third quarter of 2016, daily sales improved slightly with growth of about 5%.

The following sections contain an overview of Sales and Sales Trends and Cash Flow Impact Items which contain a more in-depth discussion of the following:

1.	Sales growth, monthly sales changes, sequential trends, and end market performance – a recap of our recent sales trends and some insight into the activities with different end markets.

2.	Operational working capital, balance sheet and cash flow – a recap of the operational working capital utilized in our business, and the related cash flow.
This document is laid out with a brief narrative and supplemental information focusing on the most important aspects of our business in the current environment. Those aspects include: (1) what’s driving the weakness in sales growth, and (2) what is happening within the cash flow statement as we have been buying back some of our common stock and modifying our capital expenditure plans.
The most important thing to note before you read this is to remember Fastenal is several businesses within itself; a fastener distributor (about 35% to 40% of our business) and a non-fastener distributor (about 60% to 65% of our business).
FASTENER SALES
First and foremost, we are a fastener distributor. We have been in this business for almost 50 years. We are good at it. We have strong capabilities at sourcing and procurement, at quality control, at logistics, and at local customer service. Each of these capabilities is focused on the customer at the end of the supply chain. This business is split about 60% production/construction needs and about 40% maintenance needs. The former is a great business, but it can be cyclical because about 75% of our manufacturing customer base is engaged in some type of heavy manufacturing. The sale of production fasteners is also a sticky business in the short-term as it is expensive and time consuming for our customers to change their supplier relationships. While our customers value the capabilities we bring to the table, in the last seven quarters this group of customers has seen its growth prospects weaken. In fact, the daily sales growth of the fastener product line peaked at over 10% in the second half of 2014. The rate of growth decelerated in the first quarter of 2015 and began contracting in the third quarter of 2015, including contraction of 2.9% in the third quarter of 2016.

NON-FASTENER SALES
Second, we have a non-fastener maintenance and supply business. We have actively pursued this business in the last 20 to 25 years. The capabilities we developed as a fastener distributor, described above, provide a backbone to growing this ‘newer’ business. This backbone has been enhanced in the last five years with our added capabilities in industrial vending. Given our local customer service, we believe we have a structural advantage in the industrial vending business. There is more to industrial vending than the device or the financial resources to deploy; we believe the ability to replenish with a local team from an integrated supply chain network (i.e., the 'Team behind the Machine') is critical to the long-term success of this channel. Because of these capabilities, the non-fastener business remains more resilient. However, similar to our fastener business, our non-fastener business has generally weakened in the last seven quarters. During this time frame, daily sales of our non-fastener product line experienced growth of about 18% in the last six months of 2014, contracted to about 2% growth in the fourth quarter of 2015 and improved to about 5% growth in each of the first three quarters of 2016.
One particular non-fastener product line, safety supplies, has benefited significantly from our initiatives with industrial vending. We introduced the safety supplies product line in 1999 and at 15.3% of total sales in the third quarter of 2016, it now represents our second largest product line after fasteners. Daily sales of our safety supplies product line experienced growth of about 27% in the last six months of 2014, declined to about 6% growth in the fourth quarter of 2015 and improved to about 10% growth in the first nine months of 2016.
Please read through the detailed Sales and Sales Trends section later in this document for additional insight.
Our gross profit decreased from 50.5% in the third quarter of 2015 and 49.5% in the second quarter of 2016 to 49.3% in the third quarter of 2016. The relationship between sales and gross profit depends on our success within our large account business (an area that is still under-represented in our customer mix). The large account end market produces a below-company average gross profit; however, it generally leverages our existing network of capabilities and allows us to enjoy strong incremental operating income growth. This customer mix change (larger versus smaller), as well as our product mix change (from fasteners to non-fasteners), over time are a constant drain on our gross profit. We continued to face these headwinds during the first nine months of 2016 as the daily sales to our national accounts customers grew approximately two percentage points faster than the total company percentage. Our gross profit was also negatively impacted by some short-term activities. These included certain costs related to our CSP 16 set-up process. In the third quarter of 2016, sales of non-fasteners grew to 63.9% of sales. This is significantly above both the third quarter of 2015 (62.1%) and the second quarter of 2016 (62.9%), a fact that serves to pressure our gross profit. We expect the customer mix and product mix change to continue into the future.
During the first nine months of 2016, our operating expenses increased due to the following: (1) an increase in full-time equivalent headcount (see table below), (2) an increase in health care costs, (3) an increase in the amount of industrial vending equipment, (4) an increased investment in our distribution infrastructure over the last several years, primarily automation, and (5) an increase in the number of vehicles for sales personnel. These increases were partially offset by a contraction in our performance bonuses and commissions, in our profit sharing contribution, and in fuel expense. During the third quarter of 2016 specifically, the largest factors behind the increase in operating expenses were items (2) and (3), with no offsetting factor related to fuel expenses.
On average, the full-time equivalent ('FTE') headcount grew as follows for the periods ended September 30 (compared to the same period in the preceding year:

	Nine-month Period		Three-month Period
	2016	2015	2016	2015
Store based average FTE headcount	6.0%	3.9%	2.1%	5.2%
Total average FTE headcount	6.9%	4.1%	3.9%	4.6%
Note - Full-time equivalent is based on 40 hours per week.
We touched on our industrial vending earlier, but here is a quick recap: During the first, second, and third quarters of 2016, we signed 4,647, 4,869, and 4,783 devices, respectively. During the first, second, and third quarters of 2015, we signed 3,962, 5,144, and 4,689 devices, respectively. Our installed device count on September 30, 2016 was 60,400 (excluding approximately 11,000 devices deployed under our locker lease program), which is an increase of 12.8% over September 30, 2015. The percentage of total net sales to customers with industrial vending was 45.0% in the third quarter of 2016. Our total daily sales to customers with industrial vending grew 2.4% over the third quarter of 2015. However, daily sales of non-fastener products to customers with industrial vending grew 5.0%, while daily sales of fasteners to customers with industrial vending contracted 4.5%.
Finally, some thoughts on capital allocation: During the latter half of 2014, throughout 2015, and into the first quarter of 2016, we had been modifying our capital allocation by buying back some common stock. One factor influencing our stock buybacks is our external valuation. Our relative stock valuation had weakened over the last several years, which prompted us to reassess our cash deployment. To this end, we spent approximately $400 million buying back stock since June 30, 2014 and repurchased approximately 3.3% of our outstanding shares from the start of this time frame. We are mindful of our shareholders’ expectations relative to our dividend paying history and have primarily funded this buyback with debt. In 2015, 2014, and 2013, our net capital expenditures, expressed in dollars and as a percentage of net earnings, were $145 million (28.1%), $184 million (37.2%), and $202 million (44.9%), respectively. In the first nine months of 2016, our net capital expenditures, expressed in dollars and as a percentage of net earnings, were $157 million (40.9%). We expect our net capital expenditures to be approximately $190 million in 2016. Capital expenditures in 2016 are being affected by two large items: the purchase of industrial vending machines related to the locker lease program we signed in February 2016 and spending on automation in certain distribution centers. Collectively, these activities are expected to inflate capital spending by roughly $91 million in 2016. We funded a portion of these planned capital expenditures with the proceeds of a private placement of debt in July 2016. Please read through the detailed Cash Flow Impact Items section and the Condensed Consolidated Statements of Cash Flows for additional insight.
SALES AND SALES TRENDS
While reading these items, it is helpful to appreciate several aspects of our marketplace: (1) it's big, the North American marketplace for industrial supplies is estimated to be in excess of $140 billion per year (and we have expanded beyond North America), (2) no company has a significant portion of this market, (3) many of the products we sell are individually inexpensive, (4) when our customer needs something quickly or unexpectedly our local store is a quick source, (5) the cost and time to manage and procure these products is meaningful, (6) the cost to move these products, many of which are bulky, can be significant, (7) many customers would prefer to reduce their number of suppliers to simplify their business, and (8) many customers would prefer to utilize various technologies to improve availability and reduce waste.
Our motto is Growth through Customer Service®. This is important given the points noted above. We believe in efficient markets – to us, this means we can grow our market share if we provide the greatest value to our customers. We believe our ability to grow is amplified if we can service our customers at the closest economic point of contact. For us, this 'closest economic point of contact' is the local store; therefore, our focus centers on understanding our customers' day, their opportunities, and their obstacles.
The concept of growth is simple, find more customers every day and increase our activity with them. However, execution is hard work. First, we recruit service-minded individuals to support our customers and their business. Second, we operate in a decentralized fashion to help identify the greatest value for our customers. Third, we have a great team behind the store to operate efficiently and to help identify new business solutions. Fourth, we do these things every day. Finally, we strive to generate strong profits; these profits produce the cash flow necessary to fund our growth and to support the needs of our customers.
SALES GROWTH
Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the United States) in the period.
Net sales and daily sales were as follows for the periods ended September 30:

	Nine-month Period		Three-month Period
	2016	2015	2016	2015
Net sales	$3,014,090	2,946,394	$1,013,122	995,250
Percentage change	2.3%	5.0%	1.8%	1.5%
Business days	192	191	64	64
Daily sales	$15,698	15,426	$15,830	15,551
Percentage change	1.8%	5.0%	1.8%	1.5%
Impact of currency fluctuations (primarily Canada)	-0.4%	-1.1%	-0.1%	-1.4%
Impact of acquisitions	0.7%	0.2%	0.6%	0.1%
The increase in net sales in the periods noted for 2016 and 2015 came primarily from higher unit sales. The higher unit sales resulted primarily from increases in sales at existing store locations and to a lesser degree the opening of new store locations in the last several years. Net sales were also impacted by some price deflation in our fastener products, which was a drag on growth. Our growth in net sales was not meaningfully impacted by the introduction of new products or services, with one exception. Over the last several years, our industrial vending initiative has stimulated faster growth with a subset of our customers. The impact on net sales of the change in currencies in foreign countries (primarily Canada) relative to the United States dollar is noted in the table above.
MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE
This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a month to the immediately preceding month, and also looking at the cumulative change from an earlier benchmark month) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.
Monthly Sales Changes:
All company sales – During the months noted below, all of our selling locations, when combined, had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2016	3.3%	2.6%	0.0%	3.8%	1.1%	0.0%	2.1%	0.3%	2.8%
2015	12.0%	8.6%	5.6%	6.1%	5.3%	3.7%	3.2%	1.6%	-0.3%	-0.8%	-1.1%	-3.8%
2014	6.7%	7.7%	11.6%	10.0%	13.5%	12.7%	14.7%	15.0%	12.9%	14.6%	15.3%	17.4%
Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2016 group – opened 2014 and earlier, 2015 group – opened 2013 and earlier, and 2014 group – opened 2012 and earlier) represent a consistent 'same-store' view of our business. During the months noted below, the stores opened greater than two years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2016	2.2%	1.4%	-1.4%	2.5%	-0.2%	-1.2%	0.9%	-0.7%	1.6%
2015	11.2%	7.8%	4.8%	5.4%	4.6%	3.2%	2.6%	1.0%	-0.9%	-1.1%	-2.1%	-5.0%
2014	5.5%	6.5%	10.2%	8.4%	12.1%	11.4%	13.4%	14.0%	11.8%	13.5%	14.0%	16.5%
Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2016 group – opened 2011 and earlier, 2015 group – opened 2010 and earlier, and 2014 group – opened 2009 and earlier). This group, which represented about 90% of our total sales in the first nine months of 2016, is more cyclical due to the increased market share they enjoy in their local markets. During the months noted below, the stores opened greater than five years had daily sales growth rates of (compared to the same month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2016	1.7%	1.3%	-1.7%	2.1%	-0.4%	-1.8%	0.5%	-0.7%	1.1%
2015	10.8%	7.2%	4.8%	5.6%	4.6%	3.1%	3.1%	1.3%	-1.1%	-1.0%	-1.8%	-5.3%
2014	4.6%	5.4%	9.5%	7.7%	11.5%	10.8%	12.9%	13.4%	11.7%	13.3%	13.6%	16.2%
Summarizing comments – There are three distinct influences to our growth: (1) execution, (2) currency fluctuations, and (3) economic fluctuations. This discussion centers on (2) and (3).
The change in currencies in foreign countries (primarily Canada) relative to the United States dollar impacted our net sales growth over the last several years. In the first nine months of 2016, it lowered our net sales growth by 0.4%. During the years 2015 and 2014, it lowered our net sales growth by 1.2% and 0.5%, respectively.
In 2013, sales of the fastener product line were heavily impacted by weakness in our industrial production business. These customers utilize our fasteners in the manufacture/assembly of their finished products. The end markets with the most pronounced weakening included heavy machinery manufacturers with exposure to mining, military, agriculture, and construction. Our sales to customers engaged in light and medium duty manufacturing (largely related to consumer products) began to improve late in 2013 and into 2014. This made sense given the trends in the PMI Index at that time.
In the first quarter of 2014, our sales growth was hampered in January and February due to a weak economy and foreign exchange rate fluctuations (primarily related to the Canadian dollar); however, the biggest impact was a severe winter in North America and its negative impact on our customers and our trucking network. In March 2014, the weak economy and negative foreign exchange rate fluctuations continued; however, the weather normalized and our daily sales growth expanded to 11.6%. This double digit growth in March was helped by the Easter timing (April in 2014). In the second quarter of 2014, the negative impact of the Easter timing was felt, and then a 'less noisy' picture emerged in May and June. Our sales to customers engaged in heavy machinery manufacturing, which represents approximately one fifth of our business, improved in 2014.
During 2015, our business weakened. As mentioned in prior disclosures, the weakening initially involved customers tied to the oil and gas sector, but grew during the course of the year to include customers across additional industries and in geographic areas not typically associated with the oil and gas sector. In November and December one distinct trend emerged involving customer plant shutdowns. This is not uncommon during the holiday season; however, we experienced a greater frequency and duration of shutdowns than in prior years during both late November and late December, with the trend more pronounced in late December.
During the first quarter of 2016, the impact of seasonal plant shutdowns subsided and the economy showed signs of improvement. The first three months of 2016, as well as April and May of 2016, had some unusual 'noise' due to changing business day counts. The extra day in each of February, March, and May tends to 'understate' the daily sales growth percentage and the missing day in January and April tends to 'overstate' the daily sales growth number. The movement of Easter into March 2016 (versus April in 2015) similarly tends to 'understate' daily sales growth in March 2016 and tends to 'overstate' daily sales growth in April 2016. The decline in daily sales growth in May and June of 2016 was driven by continued weakness with our manufacturing and construction customers. This is evidenced by the trends with our top 100 customers and by additional plant shutdowns/slowdowns before and after Memorial Day.
Business conditions in the third quarter of 2016 looked very similar to those in the first half of 2016. Daily sales growth remained slow at 1.8% in the third quarter of 2016, versus growth of 1.9% and 1.6%, respectively, in the first and second quarters of 2016. Our OEM and construction fastener sales remain relatively weak, reflecting the sustained relative weakness of our heavy equipment and construction end markets. We saw similar plant shutdowns/slowdowns around the July 4th holiday, but these were less pronounced around Labor Day. Daily sales in the U.S. were a little weaker in the third quarter of 2016 than was the case in the first half of 2016, largely a result of the continued softness among our largest (top 100) customers. Sales to those customers declined 0.8% in the third quarter of 2016 after posting a modest increase in the first half of 2016.  This was offset by better growth in our Canadian and international operations.
Sequential Trends:
We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.
History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in March 2016, in April 2015, and in April 2014), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas/New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week (the July 4th and Christmas/New Year holiday impacts are examples).

The table below shows the pattern to the sequential change in our daily sales. The line labeled 'Benchmark' is an historical average of our sequential daily sales change for the period 1998 to 2013, excluding 2008 and 2009. We believe this time frame will serve to show the historical pattern and could serve as a benchmark for current performance. We excluded the 2008 to 2009 time frame because it contains an extreme economic event and we don't believe it is comparable. The '2016', '2015', and '2014' lines represent our actual sequential daily sales changes. The '16Delta', '15Delta', and '14Delta' lines indicate the difference between the 'Benchmark' and the actual results in the respective year.

											Cumulative
											Change from
											Jan. to
	Jan. (1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Sept.	Oct.
Benchmark	0.8%	2.2%	3.8%	0.4%	3.1%	2.7%	-2.1%	2.5%	3.7%	-1.2%	17.2%	15.9%
2016	0.4%	-0.8%	1.5%	1.7%	0.6%	-0.2%	-2.3%	2.4%	1.5%		4.5%
16Delta	-0.4%	-3.0%	-2.3%	1.3%	-2.5%	-2.9%	-0.2%	-0.1%	-2.2%		-12.7%
2015	-3.6%	-0.1%	4.2%	-2.1%	3.4%	0.9%	-4.3%	4.1%	-0.9%	-2.0%	5.0%	2.9%
15Delta	-4.4%	-2.3%	0.4%	-2.5%	0.3%	-1.8%	-2.2%	1.6%	-4.6%	-0.8%	-12.2%	-13.0%
2014	-1.4%	3.0%	7.1%	-2.6%	4.2%	2.5%	-3.8%	5.8%	1.0%	-1.5%	18.0%	16.2%
14Delta	-2.2%	0.8%	3.3%	-3.0%	1.1%	-0.2%	-1.7%	3.3%	-2.7%	-0.3%	0.8%	0.3%

(1)	The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.
Note: We intend to modify this disclosure in 2017 to utilize a more recent time line (2011-2016) for a benchmark.
A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

End Market Performance:
Fluctuations in end market business – The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales growth rates to these customers, when compared to the same period in the prior year, were as follows:

	Q1	Q2	Q3	Q4	Annual
2016	0.9%	0.7%	1.0%
2015	6.9%	3.8%	1.1%	-2.2%	2.3%
2014	9.0%	11.2%	13.7%	13.8%	12.0%
Our manufacturing business consists of two subsets: the industrial production business (this is business where we supply products that become part of the finished goods produced by our customers and is sometimes referred to as OEM - original equipment manufacturing) and the maintenance portion (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing and is sometimes referred to as MRO - maintenance, repair, and operations). The industrial business is more fastener centered, while the maintenance portion is represented by all product categories.
The best way to understand the change in our industrial production business is to examine the results in our fastener product line (35% to 40% of our business) which is heavily influenced by changes in our business with heavy equipment manufacturers. From a company perspective, daily sales growth rates of fasteners, when compared to the same period in the prior year, were as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2016	-1.7%	-2.4%	-2.9%
2015	5.5%	0.0%	-4.4%	-6.2%	-1.4%
2014	1.6%	5.5%	9.9%	11.4%	6.9%
By contrast, the best way to understand the change in the maintenance portion of the manufacturing business is to examine the results in our non-fastener product lines. From a company perspective, daily sales growth rates of non-fasteners, when compared to the same period in the prior year, were as follows (note: this information includes all end markets):

	Q1	Q2	Q3	Q4	Annual
2016	4.7%	4.7%	4.9%
2015	11.7%	9.0%	5.9%	1.2%	6.8%
2014	14.2%	17.1%	17.6%	19.0%	17.2%
The non-fastener business demonstrated greater relative resilience over the last several years, when compared to our fastener business and to the distribution industry in general, due to our strong industrial vending program. However, this business was not immune to the impact of a weak industrial environment.
Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales growth rates to these customers, when compared to the same period in the prior year, were as follows:

	Q1	Q2	Q3	Q4	Annual
2016	-0.4%	-1.7%	-1.9%
2015	6.2%	1.6%	-1.7%	-6.1%	-0.2%
2014	2.9%	7.5%	9.3%	12.6%	7.8%
Our non-residential construction business is heavily influenced by the industrial economy, particularly the energy sector. The volatility and weakness of energy prices has weakened this business, particularly in the last four quarters.

A graph of the sequential daily sales trends to these two end markets in 2016, 2015, and 2014, starting with a base of '100' in the previous October and ending with the next October, would be as follows:
Manufacturing
Non-Residential Construction

CASH FLOW IMPACT ITEMS
As indicated earlier, we included this section to provide some added insight into the items that impact our cash flow.
OPERATIONAL WORKING CAPITAL
The year-over-year comparison and the related dollar and percentage changes related to accounts receivable, net and inventories were as follows:

	September 30:			Twelve-month Dollar Change		Twelve-month Percentage Change
	2016	2015	2014	2016	2015	2016	2015
Accounts receivable, net	$543,744	537,055	522,265	$6,689	14,790	1.2%	2.8%
Inventories	966,931	883,207	836,379	83,724	46,828	9.5%	5.6%
Operational working capital(1)	$1,510,675	1,420,262	1,358,644	$90,413	61,618	6.4%	4.5%

Sales in last two months	$703,172	661,203	657,118	$41,969	4,085	6.3%	0.6%
(1) For purposes of this discussion, we are defining operational working capital as accounts receivable, net and inventories.
The growth in our net accounts receivable has been broadly consistent with our sales growth over the periods represented. This is despite the strong growth of our international business and of our large customer accounts, which can create meaningful difficulty with managing the growth of accounts receivable relative to the growth in sales.
Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns. Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at distribution centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2005 to 2011), (3) expanded direct sourcing, (4) expanded Fastenal brands (private label), (5) expanded industrial vending solutions, (6) national accounts and Onsite growth, (7) international growth, and (8) expanded stocking breadth at individual stores related to our CSP initiatives. Through the first nine months of 2016, the most significant contributors to the increase in inventories were the impact of infusing incremental inventory into our network beginning at the end of 2015 as part of our CSP 16 initiative, the incremental inventory related to the acquisition of Fasteners, Inc., the relative growth of international sales, and the growth of our Onsite business. The sequential decrease in our inventory in the third quarter of 2016 is a function of a significant focus on our stocking levels throughout our network, particularly in our distribution centers.
BALANCE SHEET AND CASH FLOW
Our balance sheet continues to be very strong and our operations have good cash generating characteristics. Our operating cash flow as a percentage of net earnings in the first nine months of 2016 contracted slightly compared to the first nine months of 2015. It decreased primarily due to our current initiative to add additional products into store inventory under our CSP 16 format, and this decrease was partially offset by a reduction in net cash used to fund trade accounts receivable and income tax payments. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above. During 2015, and the first nine months of 2016, we incurred some debt to fund capital expenditures, purchases of our common stock, and payments of dividends as discussed earlier in this document.

Operating cash flow as a percentage of net earnings were as follows in 2016 and 2015:

	2016	2015
First quarter	127.8%	141.1%
Second quarter	65.9%	57.7%
Year-to-date (June)	96.2%	97.5%
Third quarter	105.0%	103.2%
Year-to-date (September)	99.1%	99.4%
Fourth quarter		129.5%
Year-to-date (December)		105.9%
Our dividends (on a per share basis) were as follows in 2016 and 2015:

	2016		2015
First quarter	$0.30		$0.28
Second quarter	0.30		0.28
Third quarter	0.30		0.28
Fourth quarter	0.30	(1)	0.28
Total	$1.20		$1.12
(1) The fourth quarter dividend was declared on October 10, 2016, and is payable on November 22, 2016 to shareholders of record at the close of business on October 25, 2016.
STOCK PURCHASES
During the first quarter of 2016, we purchased 1,600,000 shares of our common stock at an average price of approximately $37.15 per share. During the second and third quarters of 2016, we did not purchase any shares of our common stock. During 2015, we purchased a total of 7,100,000 shares of our common stock at an average price of $41.26 per share. We currently have authority to purchase up to an additional 1,300,000 shares of our common stock.
CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
MONTHLY, QUARTERLY, AND ANNUAL REPORTING SCHEDULE
We publish on the 'Investor Relations' page of our website at www.fastenal.com, both our monthly consolidated net sales figures and certain quarterly supplemental information. We expect to publish the consolidated net sales figures for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales figures for the third month of each quarter and the supplemental information for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
We anticipate our quarterly reports on Form 10-Q will be filed with the Securities and Exchange Commission within 30 days after the end of the quarter.
We anticipate our 2016 annual report on Form 10-K will be filed with the Securities and Exchange Commission in February 2017.
Our logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432.
ADDITIONAL INFORMATION
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, and our strategies, goals, mission, and vision. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, economic downturns, weakness in the manufacturing or commercial construction industries, competitive pressure on selling prices, changes in our current mix of products, customers or geographic locations, changes in our average store size, changes in our purchasing patterns, changes in customer needs, changes in fuel or commodity prices, inclement weather, changes in foreign currency exchange rates, difficulty in adapting our business model to different foreign business environments, weak acceptance or adoption of vending technology or increased competition in industrial vending, difficulty in maintaining installation quality as our industrial vending business expands, the entering into of future arrangements with customers to lease a significant number of industrial vending machines (which could cause unexpected increases in capital expenditures or the need for additional hiring), difficulty in hiring, relocating, training or retaining qualified personnel, failure to meet store opening goals, store closing expectations, or Onsite implementation objectives, difficulty in controlling operating expenses, difficulty in collecting receivables or accurately predicting future inventory needs, dramatic changes in sales trends, changes in supplier production lead times, changes in our cash position or our need to make capital expenditures, changes in credit market volatility, changes in tax law, changes in the availability or price of commercial real estate, changes in the nature, price or availability of distribution, supply chain, and other technology (including software licensed from third parties) and services related to that technology, cyber-security incidents, potential liability and reputational damage that can arise if our products are defective, and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission, including our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in thousands except share and per share information)

	(Unaudited)
Assets	September 30, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$146,983	129,019
Trade accounts receivable, net of allowance for doubtful accounts of $11,469 and $11,729, respectively	543,744	468,375
Inventories	966,931	913,263
Prepaid income taxes	—	22,558
Other current assets	120,004	131,561
Total current assets	1,777,662	1,664,776

Property and equipment, net	904,201	818,889
Other assets, net	48,605	48,797

Total assets	$2,730,468	2,532,462

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$12,610	62,050
Accounts payable	117,765	125,973
Accrued expenses	189,012	185,143
Income taxes payable	11,678	—
Total current liabilities	331,065	373,166

Long-term debt	432,390	302,950
Deferred income tax liabilities	57,715	55,057

Stockholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value, 400,000,000 shares authorized; 289,024,824 and 289,581,682 shares issued and outstanding, respectively	2,890	2,896
Additional paid-in capital	31,503	2,024
Retained earnings	1,912,048	1,842,772
Accumulated other comprehensive loss	(37,143)	(46,403)
Total stockholders' equity	1,909,298	1,801,289

Total liabilities and stockholders' equity	$2,730,468	2,532,462

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited)		(Unaudited)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2016	2015	2016	2015
Net sales	$3,014,089	2,946,394	$1,013,122	995,250

Cost of sales	1,521,203	1,458,032	513,288	493,025
Gross profit	1,492,886	1,488,362	499,834	502,225

Operating and administrative expenses	879,847	839,409	297,047	282,378
Gain on sale of property and equipment	(312)	(659)	(182)	(162)
Operating income	613,351	649,612	202,969	220,009

Interest income	258	299	105	137
Interest expense	(4,702)	(2,096)	(1,835)	(942)

Earnings before income taxes	608,907	647,815	201,239	219,204

Income tax expense	224,234	243,358	74,314	82,710

Net earnings	$384,673	404,457	$126,925	136,494

Basic net earnings per share	$1.33	1.38	$0.44	0.47

Diluted net earnings per share	$1.33	1.38	$0.44	0.47

Basic weighted average shares outstanding	288,908	292,084	288,995	289,918

Diluted weighted average shares outstanding	289,136	292,721	289,150	290,475

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
	(Unaudited)
	Nine Months Ended September 30,
	2016	2015

Cash flows from operating activities:
Net earnings	$384,673	404,457
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	74,471	60,500
Gain on sale of property and equipment	(312)	(659)
Bad debt expense	6,626	6,768
Deferred income taxes	2,658	2,822
Stock-based compensation	2,900	4,641
Excess tax benefits from stock-based compensation	(5,537)	(1,756)
Amortization of non-compete agreements	395	395
Changes in operating assets and liabilities:
Trade accounts receivable	(80,406)	(88,420)
Inventories	(51,041)	(24,623)
Other current assets	11,557	(1,984)
Accounts payable	(8,208)	28,070
Accrued expenses	3,869	20,789
Income taxes	39,773	(8,525)
Other	(100)	(490)
Net cash provided by operating activities	381,318	401,985

Cash flows from investing activities:
Purchases of property and equipment	(161,975)	(119,462)
Proceeds from sale of property and equipment	4,577	6,696
Other	(203)	(82)
Net cash used in investing activities	(157,601)	(112,848)

Cash flows from financing activities:
Borrowings under debt obligations	760,000	965,000
Payments against debt obligations	(680,000)	(740,000)
Proceeds from exercise of stock options	24,957	9,289
Excess tax benefits from stock-based compensation	5,537	1,756
Purchases of common stock	(59,440)	(273,490)
Payments of dividends	(259,878)	(245,983)
Net cash used in financing activities	(208,824)	(283,428)

Effect of exchange rate changes on cash and cash equivalents	3,071	(8,430)

Net increase (decrease) in cash and cash equivalents	17,964	(2,721)

Cash and cash equivalents at beginning of period	129,019	114,496

Cash and cash equivalents at end of period	$146,983	111,775

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,372	2,096
Net cash paid for income taxes	$181,247	248,473

CONTACT:	Ellen Trester
Financial Reporting & Regulatory Compliance Manager
507-313-7282